EXHIBIT 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This Amendment No. 3 to Credit Agreement (this “Third Amendment”) is entered into as of May 30, 2008 by and among Select Comfort Corporation (the “Company”), Select Comfort Retail Corporation, JPMorgan Chase Bank, National Association, as Administrative Agent, the other financial institutions signatory hereto (the "Lenders") and Bank of America, N.A., as Syndication Agent.

RECITALS

A.           The Company, the Subsidiary Borrowers, the Administrative Agent and the Lenders are party to that certain Credit Agreement dated as of June 9, 2006, as amended pursuant to Amendment No. 1 to Credit Agreement dated as of June 28, 2007 and Amendment No. 2 dated as of February 1, 2008 (the “Credit Agreement”).  Unless otherwise specified herein, capitalized terms used in this Third Amendment shall have the meanings ascribed to them by the Credit Agreement.

B.           The Company has requested that the Administrative Agent and the Lenders amend the Credit Agreement to reflect certain changes thereto.

C.           The Administrative Agent and the undersigned Lenders are willing to amend the Credit Agreement on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.  Upon the Third Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a)           Section 1.01 of the Credit Agreement is hereby amended by deleting (i) the definitions of "Material Subsidiary", "Permitted Acquisition" and "Subsidiary Borrower" in their entirety and (ii) the definitions of "Asset Disposition, "Commitment", "Credit Documents", "Indebtedness", "Interest Coverage Ratio", "Material Indebtedness", "Maturity Date" and "Permitted Investments" in their entirety and replacing them with the following:

"Asset Disposition" means, as to any asset or right of the Company or any Subsidiary, (a) any sale, transfer or other disposition thereof in a single transaction or in a series of related transactions (other than (i) the sale of inventory or products in the ordinary course of business or the sale of obsolete or worn out property in the ordinary course of business, (ii) the making of payments for property and services used by the Company or any Subsidiary in the ordinary course of business and (iii) the sale of Permitted Investments in the ordinary course of business), (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof.

"Commitment" means with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

"Credit Documents" means this Agreement, each promissory note, if any, delivered pursuant to Section 2.09(e), the Subsidiary Guaranty and each Security Document.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Off-Balance Sheet Liabilities.  The Indebtedness of any Person (x) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and (y) shall exclude any liability or obligations arising from a breach of a representation, warranty or other contractual obligation (other than a Guarantee) arising under the Credit Card Program Agreement.  For purposes of Section 6.01 and clause (f) of Article VII hereof only, all of the obligations of the Company and its Subsidiaries under each of the Corporate Card Agreement and the Purchasing Card Agreement shall be deemed to constitute Indebtedness.

“Interest Coverage Ratio” means as of the end of any month or fiscal quarter of the Company, as applicable, the ratio of (a) EBITDAR to (b) the sum of Total Interest Expense plus Rentals, in each case for the period of twelve months or four fiscal quarters then ended, as applicable, computed on a consolidated basis for the Company and its Subsidiaries.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

"Maturity Date" means June 9, 2010.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within 12 months from the date of acquisition thereof;

(b)           obligations issued by any Federal agency of the United States of America, in each case maturing within 12 months from the date of acquisition thereof;

(c)           municipal investments and direct obligations of any State of the United States of America, in each case with a rating of AAA or higher by S&P and/or A-1 or higher by Moody's and a maximum maturity of 12 months (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date);

(d)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-1 from S&P or P-1 from Moody’s;

(e)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (e) above; and

(g)   money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

 (b)           Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in alphabetical order:

"Account" has the meaning assigned to such term in the Security Agreement.

"Account Debtor" means any Person obligated on an Account.

"Bank Products Agreement" means those certain cash management service agreements entered into from time to time between the Company or any of its Subsidiaries and a Lender or its Affiliates in connection with any of the Bank Products.

"Bank Products" means any service or facility extended to the Company or any of its Subsidiaries by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards (including, without limitation, any purchase cards extended to the Company or any Subsidiary pursuant to the Purchasing Card Agreement or Corporate Card Agreement), (e) cash management, including controlled disbursement, accounts or services, and Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system and (f) Swap Agreement transactions.

“Bank Products Obligations” means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products, including all Swap Obligations.

"Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, other than Capital Lease Obligations permitted under Section 6.01(e); provided, that for purposes of Section 6.14 only, Capital Expenditures shall include (without duplication) amounts paid for, or reimbursed to, the Company or any Subsidiary by any developer, landlord or other third party with respect to leasehold improvements at any retail location leased by the Company or any Subsidiary that would otherwise be required to be classified as a fixed or capital asset of the Company and its Subsidiaries if paid for by the Company or its Subsidiaries.

"Collateral" means all property with respect to which any security interests have been granted pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral and all cash delivered as collateral pursuant to Section 2.05(j).

"Collateral Agent" means the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

"Corporate Card Agreement" means that certain Bank of America Corporate Card Agreement dated as of April 11, 2007 by and between FIA Card Services, N.A. and the Company.

"Inventory" has the meaning assigned to such term in the Security Agreement.

"Net Available Proceeds" means (a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Disposition net of (i) the reasonable direct costs relating to such Asset Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Asset Disposition (provided that such amounts shall be treated as Net Available Proceeds upon their release from such escrow account to the Company or the applicable Subsidiary), (iii) taxes paid or reasonably estimated by Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) so long as no Default has occurred and is continuing, any amount of insurance or condemnation proceeds applied within 180 days to the restoration, repair or replacement of property and (v) amounts required to be applied to the repayment of any Indebtedness secured by a Lien prior to the Lien of Administrative Agent on the asset subject to such Asset Disposition; and (b) with respect to any issuance of debt or equity securities, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter's commission and reasonable legal and accounting fees).

“Obligations” means all now existing and hereafter arising indebtedness, obligations and other liabilities of each of the Credit Parties to each of the Secured Creditors arising under the Credit Documents, whether the same are fixed or contingent, due or to become due, liquidated or unliquidated, including, without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all Swingline Exposure, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations under the Credit Documents.

"Pledge Agreements" means, collectively, the Pledge Agreements dated as of the Third Amendment Effective Date made by the Company and certain of its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time, and each other document or instrument pursuant to which debt securities or Equity Interests are pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto.

"Pledge Agreement Collateral" means all "Collateral" as defined in the Pledge Agreements.

"Purchasing Card Agreement" means that certain Bank of America Corporate Purchasing Card Agreement dated as of April 11, 2007 by and between FIA Card Services, N.A. and the Company.

"Report" means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Company's and its Subsidiaries' assets from information furnished by or on behalf of the Company, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement.

"Secured Creditors" shall have the meaning assigned that term in the respective Security Documents.

“Secured Obligations” means all Obligations and all Bank Products Obligations.

"Security Agreement" means the Security Agreement dated as of the Third Amendment Effective Date made by the Company and certain of its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time.

"Security Documents" means and includes the Security Agreement, the Pledge Agreements, intellectual property security agreements, and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

"Third Amendment" means that certain Amendment No. 3 to Credit Agreement dated as of May 30, 2008 among the Company, the Administrative Agent and the Lenders signatory thereto.

"Third Amendment Effective Date" has the meaning set forth in Section 4 of the Third Amendment.

"UCC" means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

"UK Security Trustee" means the Administrative Agent acting as trustee pursuant to any of the Security Documents governed by English law.

(c)           Section 2.04(a)(i) of the Credit Agreement is hereby amended by replacing the reference to "$15,000,000" appearing therein with "$5,000,000".

(d)           Section 2.08 of the Credit Agreement is hereby amended by deleting clause (d) thereof in its entirety.

(e)           Section 2.10 of the Credit Agreement is hereby amended by adding a new clause (c) as follows:

"(c)           The Company shall make mandatory prepayment of the Revolving Loans in amounts equal to the following:

(i)           concurrently with the receipt thereof by the Company or any Subsidiary, 100% of the aggregate Net Available Proceeds in excess of $1,000,000 realized upon any Asset Disposition or in the aggregate for all Asset Dispositions in any fiscal year of the Company; and

(ii)           concurrently with the receipt thereof by the Company or any Subsidiary, 50% of the Net Available Proceeds (unless such prepayment is waived by the Required Lenders) realized upon (A) the sale by the Company of any equity or debt securities or by such Subsidiary of any debt securities (other than the proceeds of any sales of equity securities in an aggregate amount not to exceed $5,000,000 in any fiscal year (x) pursuant to the exercise of any stock options issued to any employee, officer or director of the Company as compensation or (y) under any employee stock purchase plan of the Company) or (B) any other incurrence of Indebtedness by the Company or any Subsidiary (other than Indebtedness permitted to be incurred pursuant to Section 6.01(c), (d), (e), (f) or (g)) .

All mandatory prepayments made pursuant to this Section 2.10(c) shall result in a corresponding permanent reduction of the Commitments in the amount of such mandatory prepayment; provided, that the Commitments shall only be reduced in increments of $1,000,000 and any amounts not so applied in any fiscal year shall not be carried over to the succeeding fiscal year."

(f)           Section 2.12(c) of the Credit Agreement is hereby amended by restating clause (c) thereof in its entirety as follows:

"(c)           Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, then the Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, 2% plus the rate applicable to such amount as provided hereunder."

(g)           Section 2.17 of the Credit Agreement is hereby amended by restating clause (b) thereof in its entirety as follows:

"(b)           Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Credit Documents or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10(c)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements, including amounts then due to the Administrative Agent and the Issuing Bank from the Company (including in connection with Bank Products Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Company (including in connection with Bank Products Obligations), third, to pay interest then due and payable on the Loans and any finance charges then due and payable in respect of Bank Product Obligations, ratably among the parties entitled thereto in accordance with the amounts of interest and finance charges then due to such parties, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, and to the payment of any amounts owing with respect to Bank Products Obligations, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements and Bank Products Obligations then due to such parties, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Company.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Company shall pay the break funding payment required in accordance with Section 2.15.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations."

(h)           Article III of the Credit Agreement is hereby amended by adding Sections 3.14, 3.15 and 3.16 as follows:

"SECTION 3.14  Security Documents.  The security interests created in favor of the Collateral Agent, as pledgee, for the benefit of the Secured Creditors, under each Security Document constitute perfected security interests in the Collateral described in such Security Document under the governing law of the Agreement, subject to no security interests of any other Person, except as permitted by such Security Document.  No filings or recordings (other than filings or recordings that have been made or continuation statements that are required to be subsequently made) are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral under any Security Document."

"SECTION 3.15 Material Agreements.  Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any Material Indebtedness agreement."

"SECTION 3.16  Labor Relations.  Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no significant unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries and (c) to the best knowledge of the Company, no question concerning union representation exists with respect to the employees of the Company or any of its Subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect."

(i)           Section 5.01(b) of the Credit Agreement is hereby amended by restating such clause (b) as follows:

"(b)           within (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) as soon as available, but not later than 30 days after the end of each fiscal month of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;"

(j)           Section 5.01 of the Credit Agreement is hereby amended by (i) deleting the "and" appearing at the conclusion of clause (e) and (ii) inserting clauses (g), and (h) as follows:

"(g)           at the reasonable request of Administrative Agent, by 12:00 Noon (New York City time) of Wednesday of each week, furnish to the Administrative Agent consolidated cash flow projections in form and substance reasonably acceptable to the Administrative Agent showing projected receipts and disbursements and such other information reasonably requested by the Administrative Agent, which forecasts shall be based on the Company's good faith estimates of business conditions, known material expenditures and receipts and typical intramonth cash movements; and"

"(h)           concurrently with any delivery of financial statements under clause (a) above, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each quarter of the upcoming two fiscal years in form reasonably satisfactory to the Administrative Agent."

(k)           Section 5.06 of the Credit Agreement is hereby amended by restating such section as follows:

"SECTION 5.06  Books and Records; Inspection Rights.  The Company will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent or any Lender, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Company and the Subsidiaries acknowledge that the Administrative Agent or any Lender, as the case may be, after exercising its rights of inspection, may prepare certain Reports pertaining to the Company's and its Subsidiaries' assets for internal use by the Administrative Agent or such Lender. The Company will permit the Administrative Agent or any Lender to conduct field audit examinations of the Company's and its Subsidiaries' assets, liabilities, books and records once per calendar year; provided, that the Company will permit the Administrative Agent or any Lender to conduct such examinations at any time and with any reasonable frequency after the occurrence and during the continuation of a Default.  In connection with such field audits, the Company will permit the Administrative Agent or any Lender to make test verifications of the Accounts with the Loan Party's customers."

(l)           Section 5.09 of the Credit Agreement is hereby restated in its entirety as follows:

"SECTION 5.09  Further Assurances.  (a)  Effective upon any Person which is not, as of the date hereof, a Subsidiary becoming a Subsidiary, the Company shall cause such Person to, within five (5) Business Days, execute and deliver to the Administrative Agent for the benefit of the Lenders a joinder to the Subsidiary Guaranty.  The Company shall promptly notify the Administrative Agent at any time at which any Person becomes a Subsidiary.

(b)           The Company will, and will cause each of its Subsidiaries to, at the expense of the Company, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, landlord waivers, leasehold mortgages, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Security Documents.  Furthermore, the Company will, and will cause its Subsidiaries to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 5.09.

(c)           The Company agrees that each action required by clause (b) of this Section 5.09 shall be completed as soon as reasonably practical, but in no event later than 30 days (or such greater number of days as the Collateral Agent may agree) after such action is requested to be taken by the Collateral Agent, the Administrative Agent or the Required Lenders.

(d)           If, following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the Company does not within 30 days after a request from the Administrative Agent deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent (which evidence may be in the form of an opinion of counsel), with respect to any Foreign Subsidiary of the Company which has not already had all of its stock pledged pursuant to the Pledge Agreements that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty and (iii) the granting by such Foreign Subsidiary of security interests in all of its Collateral, in any such case could reasonably be expected to cause (I) any undistributed earnings of such Foreign Subsidiary or its parent as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s direct or indirect United States parent for Federal income tax purposes or (II) other Federal income tax consequences to the Company and its Subsidiaries having an adverse financial consequence to the Company or any Subsidiary in any material respect, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the Pledge Agreements shall be promptly pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreements (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall promptly execute and deliver the Subsidiary Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Company under the Credit Documents and under any Bank Products Agreement entered into with a Secured Creditor or any Affiliate thereof, in each case to the extent that the entering into of a Pledge Agreement or Subsidiary Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 5.09(d) to be in form and substance reasonably satisfactory to the Administrative Agent.  In addition, following the occurrence and continuation of a Default, at the request of the Administrative Agent, the Company and its Subsidiaries shall be required to take any or all of the steps outlined above without regard to any of the consequences described above."

(m)           Article V of the Credit Agreement is hereby amended by adding a new Section 5.10 as follows:

"SECTION 5.10  Appraisals.  At any time that the Administrative Agent requests, the Company will provide the Administrative Agent with appraisals or updates thereof of its Inventory, equipment, real property, intellectual property and other intangible assets from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, only one such appraisal per calendar year shall be at the sole expense of the Company; provided, further, that after the occurrence and during the continuance of an Event of Default, any additional appraisals requested by the Administrative Agent shall be at the Company’s sole expense."

(n)           Section 6.01 of the Credit Agreement is hereby amended by (i) restating clauses (c) and (d) in their entirety as follows:

"(c)           (i) Indebtedness of the Company to any Subsidiary and of any Domestic Subsidiary to the Company or any other Subsidiary and (ii) Indebtedness of any Foreign Subsidiary to the Company or any Domestic Subsidiary in an outstanding principal amount, which together with any Indebtedness incurred pursuant to clause (d)(iv) below, shall not at any time exceed $2,000,000 in the aggregate;

(d)           Guarantees by (i) the Company of Indebtedness of any Domestic Subsidiary, (ii) any Domestic Subsidiary of Indebtedness of the Company or any other Domestic Subsidiary, (iii) any Foreign Subsidiary of Indebtedness of any other Subsidiary and (iv) the Company or any Domestic Subsidiary of Indebtedness of any Foreign Subsidiary in an outstanding principal amount, which together with any Indebtedness incurred pursuant to clause (c)(ii) above, shall not at any time exceed $2,000,000 in the aggregate;"

(ii) replacing the reference to "$75,000,000" appearing in clauses (e) and (f) with a reference to "$10,000,000", and (iii) restating clauses (g), (h) and (i) in their entirety and inserting a new clause (j) as follows:

"(g)           Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit incurred in the ordinary course of business;

(h)            Obligations arising under the Corporate Card Agreement and the Purchasing Card Agreement; provided that (i) the Company shall repay any outstanding balance thereunder in accordance with the terms of such agreements and (ii) the aggregate principal amount outstanding under the Purchasing Card Agreement shall not exceed $13,000,000 through July 15, 2008 and $0 at all times thereafter, and the aggregate principal amount outstanding under the Corporate Card Agreement shall not exceed $4,000,000; and

(i)           other Indebtedness; provided that (i) such incurrence would not cause a Default, as determined in respect of Sections 6.09 and 6.10 on a pro forma basis after giving effect thereto, (ii) all such Indebtedness shall be subordinated to the Indebtedness arising under this Agreement and the other Credit Documents and shall have subordination and other terms acceptable to the Administrative Agent and (iii) any such Indebtedness shall be unsecured;

(j)           other unsecured Indebtedness in an aggregate principal amount not exceeding $2,500,000 at any time outstanding."

(o)           Section 6.02 of the Credit Agreement is hereby amended by (i) restating clause (c) as follows:

"(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;"

(ii) deleting clauses (e), (g) and (h) in their entirety and replacing them with a reference to "[Reserved]", (iii) deleting the "and" appearing at the conclusion of clause (h), (iv) restating the current clause (i) as follows:

       "(i)           Liens created pursuant to the Security Documents; and"

substituting "(j)" in place of the current clause (i) appearing in such section and replacing the reference to "$10,000,000" appearing in such clause with "$500,000".

(p)           Section 6.03(b) of the Credit Agreement is hereby amended by (i) restating clause (ii) thereof as follows:

"(ii) Asset Dispositions by Foreign Subsidiaries to the Company or any Domestic Subsidiary,"

and (ii) deleting clause (iv) thereof in its entirety.

(q)           Section 6.04 of the Credit Agreement is hereby amended by (i) restating clauses (b) and (c) in their entirety as follows:

"(b)           (i) investments by the Company in the capital stock of its Domestic Subsidiaries and (ii) investments by the Company in the capital stock of its Foreign Subsidiaries which shall not at any time exceed $500,000 in the aggregate;

(c)           Indebtedness permitted pursuant to Section 6.01(c) and Section 6.01(d);"

(ii) deleting clause (f) thereof in its entirety and replacing it with a reference to "[Reserved]", (iii) replacing the reference to "$2,500,000" appearing in clause (h) thereof with a reference to "$500,000", (iv) deleting clauses (i), (k) and (l) thereof in their entirety and replacing them with a reference to "[Reserved]", (v) restating clause (m) thereof in its entirety as follows:

"(m)           investments consisting of credit sale contracts generated by retail customers of the Borrower or any of its Subsidiaries in the ordinary course of business in conjunction with the Current GE Agreement; and"

and (vi) replacing the reference to "$25,000,000" appearing in clause (n) thereof with a reference to "$1,000,000":

  (r)           Section 6.06 of the Credit Agreement is hereby amended by restating such section as follows:

"SECTION 6.06 Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) the Wholly-Owned Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (c) the Company may make Restricted Payments pursuant to and in accordance with stock plans or other benefit plans for management or employees of the Company and its Subsidiaries."

(s)           Section 6.08 of the Credit Agreement is hereby amended by  deleting clauses (v) and (vi)(B) thereof in their entirety and replacing them with a reference to "[Reserved]".

(t)           Section 6.09 of the Credit Agreement is hereby amended by restating such section as follows:

“SECTION 6.09  Minimum Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio as of any date of determination set forth below for the period of twelve months or four fiscal quarters then ended, as applicable, to be less than the applicable ratio set forth below:

Date of Determination—Last Day of:	Interest Coverage Ratio
Fiscal quarter ending June 30, 2008	1.25 to 1.00
Fiscal quarter ending September 30, 2008	1.00 to 1.00
Fiscal quarter ending December 31, 2008	1.00 to 1.00
Month ending January 31, 2009	1.10 to 1.00
Month ending February 28, 2009	1.15 to 1.00
Month ending March 31, 2009	1.25 to 1.00
Month ending April 30, 2009	1.25 to 1.00
Month ending May 31, 2009	1.25 to 1.00
Month ending June 30, 2009	1.25 to 1.00
Month ending July 31, 2009	1.25 to 1.00
Month ending August 31, 2009	1.25 to 1.00
Month ending September 30, 2009	1.25 to 1.00
Month ending October 31, 2009	1.25 to 1.00
Month ending November 30, 2009	1.25 to 1.00
Month ending December 31, 2009	1.25 to 1.00
Fiscal quarter ending March 31, 2010 and each fiscal quarter ending thereafter	1.50 to 1.00"

(u)           Section 6.10 of the Credit Agreement is hereby amended by restating such section as follows:

“SECTION 6.10  Maximum Leverage Ratio.  The Company will not permit the Leverage Ratio of the Company to exceed the applicable ratio set forth below for the four fiscal quarter period ending on the dates set forth below:

Last Day of Fiscal Quarter Ending On or About	Leverage Ratio
March 31, 2009	3.50 to 1.00
June 30, 2009	3.50 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009 and each period ending thereafter	3.00 to 1.00"

(v)           Article VI of the Credit Agreement is hereby amended by adding Sections 6.12, 6.13, 6.14, and 6.15 as follows:

"SECTION 6.12  EBITDA.  The Company will not permit EBITDA as of the last day of each period set forth below for such period to be less than the applicable amount set forth below:

Period	EBITDA
April 1, 2008 through June 30, 2008	($13,500,000)
April 1, 2008 through July 31, 2008	($13,000,000)
April 1, 2008 through August 31, 2008	($10,500,000)
April 1, 2008 through September 30, 2008	($5,000,000)
April 1, 2008 through October 31, 2008	($2,500,000)
April 1, 2008 through November 30, 2008	$0
April 1, 2008 through December 31, 2008	$5,000,000

SECTION 6.13  Liquidity.  The Company will not permit the sum of (a) (i) the principal amount of the Loans, plus (ii) the amount available to be drawn under outstanding Letters of Credit, to exceed at any time (b) (i) the aggregate amount of the Commitments, less (ii) the applicable amount set forth below for such period:

Period	Liquidity
May 30, 2008 through August 31, 2008	$5,000,000
September 1, 2008 through November 30, 2008	$10,000,000
December 1, 2008 through June 30, 2009	$15,000,000
Thereafter	$20,000,000

provided, that the required amount set forth above shall be reduced dollar for dollar by the amount of any reduction of the Commitments effected pursuant to Section 2.08(b) or Section 2.10(c).

SECTION 6.14  Capital Expenditures.  The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, Capital Expenditures during any one fiscal year on a non-cumulative basis in the aggregate for the Company and its Subsidiaries in excess of the applicable amount set forth below for such fiscal year:

Fiscal Year Ending	Capital Expenditures
December 31, 2008	$30,000,000
December 31, 2009	$25,000,000
December 31, 2010	$35,000,000

SECTION 6.15  Restriction of Amendments to Certain Documents.  The Company will not, nor will it permit any Subsidiary to, amend or otherwise modify, or waive any rights under (a) any provisions of any Indebtedness incurred pursuant to Section 6.01(i), (b) the Credit Card Program Agreement, (c) the Corporate Card Agreement or (d) the Purchasing Card Agreement, other than (x) an amendment to the Credit Card Program Agreement imposing financial covenants not more restrictive than those set forth in Sections 6.09 through 6.14 hereof and providing for the issuance, contemporaneously with such amendment, of a Letter of Credit to GE Money Bank as security for the obligations of the Company and Select Comfort Retail Corporation under the Credit Card Program Agreement, in an amount not to exceed $3,500,000 in the aggregate and (y) immaterial amendments, modifications and waivers not adverse to the interests of the Administrative Agent or any Lender."

(w)           Article VII of the Credit Agreement is hereby amended by (i) restating clause (d) thereof as follows:

"(d)           the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to the Company’s existence), 5.06, 5.08, 5.09 or 5.10 or in Article VI;"

(ii) replacing the reference to "$5,000,000" appearing in clause (k) with a reference to "$1,000,000", (iii) replacing the references to "$5,000,000" and "$15,000,000" appearing in sub-clauses (i) and (ii) of clause (l) with a reference to "$1,000,000" and "$5,000,000, respectively, (iv) deleting the "or" appearing at the conclusion of clause (m), (v) inserting an "or" at the conclusion of clause (n) and (vi) adding a new clause (o) as follows:

"(o)           any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, or the Company or any Subsidiary shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document;"

(x)           Article VIII of the Credit Agreement is hereby amended by (i) modifying the existing heading of such Article from "The Administrative Agent" to "The Administrative Agent and the Collateral Agent", (ii) creating a section entitled "Section 8.01 Administrative Agent" and including all existing provisions of Article VIII thereunder, and (iii) inserting Sections 8.02 and 8.03 as follows:

"SECTION 8.02  Collateral Agent.  (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.  All provisions of this Article VIII relating to the Administrative Agent shall be equally applicable to the Collateral Agent mutatis mutandis.

(b)  Without limiting the foregoing, if any Collateral is sold in a transaction permitted hereunder (other than to the Company or to a Subsidiary thereof which is not an SPC), such Collateral shall be sold free and clear of the Liens created by the Security Documents and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 8.03  Administrative Agent as UK Security Trustee.  (a) In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent (or any other Person acting in such capacity) in its capacity as the UK Security Trustee to the extent that the rights, deliveries, indemnities or other obligations relate to the Pledge Agreement governed by English law or the security thereby created.  Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Administrative Agent in its capacity as UK Security Trustee to the extent that the obligations relate to the Pledge Agreement governed by English law or the security thereby created.  Additionally, in its capacity as UK Security Trustee, the Administrative Agent (or any Person acting in such capacity) shall have all the rights, remedies, and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VIII and, subject always to the provisions of the Pledge Agreement governed by English law, (i) all the powers of an absolute owner of the security constituted by the Pledge Agreement governed by English law and (ii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the Pledge Agreement governed by English law and/or any of the Credit Documents.

(b)           Each Lender and the Administrative Agent hereby appoint the UK Security Trustee to act as its trustee under and in relation to the Pledge Agreement governed by English law and to hold the assets subject to the security thereby created as trustee for the Administrative Agent and Lenders on the trusts and other terms contained in the Pledge Agreement governed by English law and the Administrative Agent and each Lender hereby irrevocably authorize the UK Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to the UK Security Trustee by the terms of the Pledge Agreement governed by English law together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c)           Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens granted in favor of the UK Security Trustee.

(d)           The Lenders agree that at any time that the UK Security Trustee shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in its capacity as the UK Security Trustee in this Agreement.

(e)           Nothing in this Section 8.03 shall require the UK Security Trustee to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the United Kingdom which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable."

(y)           Section 9.02(b) of the Credit Agreement is hereby amended by restating clause (vi) thereof as follows:

"(vi)           release all or substantially all of the Collateral or, in connection with a transaction permitted by Section 6.03, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, without the written consent of each Lender"

(z)           Section 9.04(b)(i) of the Credit Agreement is hereby amended by deleting paragraph (A) thereof in its entirety and replacing it with a reference to "[Reserved]".

(aa)           Section 9.09(b) of the Credit Agreement is hereby amended by inserting the language "the Borough of Manhattan in New York City" before  the reference to "New York County" appearing therein.

(bb)           Schedule 1.01 of the Credit Agreement is hereby amended and restated as set forth on Annex I hereto.

(cc)           Schedule 3.06 of the Credit Agreement is hereby amended and restated as set forth on Annex II hereto.

(dd)           As of the Third Amendment Effective Date, (i) Select Comfort Retail Corporation shall no longer be a Subsidiary Borrower, (ii) the Company shall no longer have the right to designate any other Subsidiary as a Subsidiary Borrower and, in accordance therewith, Sections 2.19, 4.03 and 9.16 of the Agreement and Article X of the Agreement shall be deleted in their entirety.

(ee)           As of the Third Amendment Effective Date, the Company shall no longer have the right to request and no Lender shall make any Revolving Loan denominated in a Foreign Currency.

2.           Covenants.

(a)           The Company hereby agrees that the Administrative Agent shall have the right to engage a restructuring advisor on behalf of the Administrative Agent and the Lenders, and all fees and expenses of such restructuring advisor shall be paid by the Company; provided that, unless a Default has occurred and is continuing, the Company shall not be liable for fees and expenses of such restructuring advisor in excess of $1,000,000.

(b)           The Company hereby agrees that it shall engage AlixPartners (or such other turnaround advisory firm as shall be reasonably acceptable to the Administrative Agent and the Lenders) as its turnaround consultant and shall provide a copy of the executed engagement letter to the Administrative Agent and the Lenders no later than June 10, 2008.  All fees and expenses of such turnaround consultant shall be paid by the Company.  No later than August 1, 2008, the Company shall have delivered to the Administrative Agent and the Lenders an assessment report prepared by AlixPartners (or such other turnaround advisory firm), which assessment shall detail the projections and operations of the Company and will provide recommendations as to certain operational and capital strategies to be implemented by the Company in the event the Company is unable to satisfy its projected financial results.

(c)           The Company hereby agrees that, as soon as available and, in any event, not later than August 1, 2008 (unless such delivery date is extended by the Administrative Agent in its sole discretion), it shall provide the Administrative Agent with a copy of an appraisal of its intellectual property and other intangible assets performed by an appraiser and prepared on a basis satisfactory to the Administrative Agent, and all fees and expenses in connection with such appraisal shall be paid by the Company.

(d)           As soon as possible and, in any event, not later than thirty (30) calendar days following the Third Amendment Effective Date (unless such time period for delivery is extended or such delivery is waived by the Administrative Agent in its sole discretion), the Company shall have delivered or, in the case of items (i) and (iii) below, shall have used commercially reasonable efforts to deliver, to the Administrative Agent each of the following items, all in form and substance reasonably acceptable to the Administrative Agent (the failure by the Company to deliver or to use commercially reasonable efforts to deliver, as applicable, any such item constituting an Event of Default):

(i)           Bailee letters with respect to Collateral held by third parties at the locations listed on Schedule A hereto;

(ii)           Deposit account control agreements with respect to each of the concentration and operating accounts of the Credit Parties maintained with the financial institutions listed on Schedule B hereto;

(iii)           Landlord waivers with respect to each parcel of real property leased by the Company or any of its Subsidiaries listed on Schedule C hereto;

(iv)           A mortgage with respect to the parcel of real property located in Plymouth, Minnesota owned by the Company, together with an ALTA or other mortgagee's title policy, an ALTA survey, an opinion of Minnesota local counsel and such other documentation as may be reasonably required by the Administrative Agent; and

(v)           Intellectual property security agreements with respect to any foreign intellectual property owned by the Company or any Domestic Subsidiary in form sufficient to assure the creation of perfected security interests in the Collateral under the laws of each foreign jurisdiction listed on Schedule D hereto.

3.           Representations and Warranties of the Company.  The Company represents and warrants that:

(a)           The execution, delivery and performance by the Company of this Third Amendment has been duly authorized by all necessary corporate action and this Third Amendment is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct with respect to or as of such specific earlier date).

(c)           After giving effect to this Third Amendment, no Default has occurred and is continuing.

(d)           As of the date hereof, the Company has no Subsidiaries other than those Subsidiaries listed on Annex III.  Annex III correctly sets forth, as of the date hereof, (i) the percentage ownership (direct or indirect) of the Company in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary.

(e)           The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2008, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(f)           As of the date hereof, after giving effect to the consummation of the transactions contemplated hereby and the payment of all fees, costs and expenses payable by the Company with respect to the transactions contemplated hereby, (i) the fair saleable value of the assets of each of the Company and each Subsidiary is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) each of the Company and each Subsidiary is able to pay its debts or obligations in the ordinary course as they mature and (c) each of the Company and each Subsidiary does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted.

4.           Effective Date.  This Third Amendment shall become effective upon satisfaction of the following conditions (the date of such satisfaction being the "Third Amendment Effective Date"):

(a)           Executed Amendment.  Receipt by the Administrative Agent of duly executed counterparts of this Third Amendment from the Company and the Required Lenders.

(b)           Security Documents.  Except as otherwise provided in Section 2(d) hereof, the Administrative Agent shall have received from each party to any Security Document a counterpart of each Security Document to which it is a party signed on behalf of such party.

(c)           Financing Statements; Lien Searches.  The Administrative Agent shall have received such duly completed and executed UCC-1 financing statements as the Administrative Agent shall have requested to perfect its security interest in the Collateral and such copies of searches of financing statements filed under the UCC, together with tax lien and judgment searches with respect to the assets of the Company and its Subsidiaries, in both cases in such jurisdictions as the Administrative Agent may request.

(d)           Terminations.  The Administrative Agent shall have received such duly executed UCC-3 termination statements, mortgage releases, intellectual property releases, and all other releases and similar documents as the Administrative Agent may request with respect to any mortgages or security interests securing indebtedness being repaid in full on the Third Amendment Effective Date.

(e)           Insurance Certificates.  The Administrative Agent shall have received insurance certificates or binders for all insurance as the Administrative Agent shall request naming the Collateral Agent, on behalf of the Secured Creditors, as loss payee for any casualty policies and additional insured for any liability policies, in form and substance acceptable to the Administrative Agent.

(f)           Pledged Stock; Pledged Notes.  The Administrative Agent shall have received all stock (or unit) certificates evidencing 100% of the Equity Interests of the Domestic Subsidiaries and 65% of each class of Equity Interests of the Foreign Subsidiaries to be pledged pursuant to the Pledge Agreement, accompanied by stock (or unit) powers executed in blank, and all notes to be pledged pursuant to the Pledge Agreement, accompanied by note powers executed in blank.

(g)           Reaffirmation of Guaranty; Joinder.  The Reaffirmation of Guaranty dated as of the date hereof in the form attached hereto as Exhibit A executed by each of the Subsidiary Guarantors.  The Company shall deliver to the Administrative Agent a joinder to the Subsidiary Guaranty executed by any Domestic Subsidiary which is not, as of the date hereof, a Subsidiary Guarantor.

(h)           Opinion.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Third Amendment Effective Date) of Oppenheimer Wolff & Donnelly LLP, counsel for the Company and the Subsidiary Guarantors, covering such matters relating to the Company, the Subsidiary Guarantors, the Credit Documents or the Transactions as the Required Lenders shall reasonably request.

(i)           Organizational Documents.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Company, the Subsidiary Guarantors, the Credit Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(j)           Amendment Fees.  The Company shall have paid to the Administrative Agent (i) an amendment fee in an amount equal to 0.50% of the existing Commitment of each Lender executing this Third Amendment on the Third Amendment Effective Date and (ii) the fee in the amount set forth in the fee letter dated as of the Third Amendment Effective Date by and between Company and Administrative Agent.

5.           Reference to and Effect Upon the Credit Agreement.

(a)           Except as specifically amended above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)           The execution, delivery and effectiveness of this Third Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any Credit Document, except as specifically set forth herein.  Upon the effectiveness of this Third Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

6.           Release of Claims and Waiver.  Each of the Company and each of its Subsidiaries hereby releases, remises, acquits and forever discharges each of the Lenders and such Lender's employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Third Amendment, the Collateral, the Loans, the Credit Agreement, or the other Credit Documents (all of the foregoing hereinafter called the "Released Matters").  Each of the Company and each of its Subsidiaries acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each of the Company and each of its Subsidiaries represents and warrants to the Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of the Company in any Released Matter to any other person and that the foregoing constitutes a full and complete release of all Released Matters.

7.           Costs and Expenses.  The Company hereby affirms its obligations under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable costs and out-of-pocket expenses paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Third Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

8.           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to conflict of law provisions thereof).

9.           Headings.  Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purposes.

10.           Counterparts.  This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

 [signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date and year first above written.

                        SELECT COMFORT CORPORATION, as a Borrower

                        By  /s/ James C. Raabe
                        Name:  James C. Raabe
                        Title:  SVP and CFO

                        SELECT COMFORT RETAIL CORPORATION

                        By  /s/ James C. Raabe
                        Name:  James C. Raabe
                        Title:  SVP and CFO

                                         JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually
                                        as Administrative Agent and as Collateral Agent

        By  /s/ James M. Sumoski
        Name:  James M. Sumoski
        Title:  Vice President

                                        BANK OF AMERICA, N.A., individually and as Syndication Agent

         By  /s/ Steven K. Kessler
         Name:  Steven K. Kessler
        Title:  Senior Vice President

                        CITICORP USA, INC., as a Lender

                        By  /s/ Carol Flaton
                        Name:  Carol Flaton
                        Title:  Managing Director

                        WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

                        By  /s/ Troy F. Jefferson
                                        Name:  Troy F. Jefferson
                                                                        Title:  Vice President/Principal

                        BRANCH BANKING AND TRUST CO., as a Lender

                        By /s/ Troy R. Weaver
                                                        Name:  Troy R. Weaver
                                                        Title:  Senior Vice President

ANNEX I

Schedule 1.01

PRICING SCHEDULE

Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status
Eurocurrency Spread	2.15%	2.35%	2.55%	3.00%
Facility Fee Rate	0.35%	0.40%	0.45%	0.50%
ABR Spread	1.00%	1.25%	1.50%	2.00%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual, quarterly or monthly financial statements of the Company delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than 1.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level IV Status” exists at any date if the Company has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III or Level IV Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials.  If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Financials are so delivered.  Until adjusted commencing with the delivery of the Company’s Financials with respect to the fiscal quarter ending December 31, 2008, Level IV Status shall be deemed to exist.

If, as a result of (i) any restatement of or other adjustment to the Financials of the Company or its Subsidiaries or (ii) for any other reason, which in any such case referred to in clause (i) or (ii), arises from an act of fraud or willful misconduct on the part of Company or its Subsidiaries, the Administrative Agent or Required Lenders determine that (a) the Leverage Ratio or Applicable Margin as calculated by the Company and its Subsidiaries as of any applicable date were inaccurate (due to any errors or misstatements in the calculation thereof) and (b) a proper calculation of the Leverage Ratio or Applicable Margin would have resulted in a higher level of pricing for any period, then the Company shall automatically and retroactively be obligated to pay to the Lenders, and shall pay to the Lenders promptly on demand by the Administrative Agent or Required Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

ANNEX II

Schedule 3.06

DISCLOSED MATTERS

On April 25, 2008, a lawsuit was filed against one of the Company’s subsidiaries in Superior Court in Santa Clara County, California by one of the Company's customers.  The complaint asserts various claims related to products liability, breach of warranty, concealment, intentional misrepresentation and negligent misrepresentation and seeks class certification.  The complaint alleges that products sold by the Company prior to 2006 had a unique propensity to develop mold, alleges that the plaintiff suffered adverse health effects from exposure to one of the Company’s products, and seeks various forms of legal and equitable relief, including without limitation, unspecified damages, punitive and exemplary damages, attorneys’ fees and costs, and injunctive relief.  The Company intends to vigorously defend the claims, however the Company believes that the complaint is without merit and that there is not a reasonable probability of an adverse determination with respect thereto that would result in a Material Adverse Effect.

ANNEX III

SUBSIDIARIES

NAME OF SUBSIDIARY	OWNER	JURISDICTION OF ORGANIZATION	OWNERSHIP INTEREST
Select Comfort Retail Corporation	Select Comfort Corporation	Minnesota	100%
Select Comfort Canada Holding Inc.	Select Comfort Corporation	Minnesota	100%
selectcomfort.com corporation	Select Comfort Corporation	Minnesota	100%
Select Comfort COSC Canada ULC	Select Comfort Canada Holding Inc.	Alberta, Canada	100%
Select Comfort Limited	Select Comfort Corporation	United Kingdom	100%

Schedule A

Bailee Locations

1.	The Plastics Group (TPG)
7409 Quincy St.
Willowbrook, IL 60527

Schedule B

Deposit Accounts

Name on Account	Bank	Account Number	Type of Account
Select Comfort Corporation	Wells Fargo	XXXXXXXXXX	Operating Account
Select Comfort Corporation	Wells Fargo	XXXXXXXXXX	Operating Account
Select Comfort Retail Corporation	Wells Fargo	XXXXXXXXXX	Operating Account
Select Comfort Retail Corporation	Wells Fargo	XXXXXXXXXX	Operating Account
Select Comfort Retail Corporation	Bank of America	XXXXXXXXXX	Concentration Account

Schedule C

Leased Locations

1.	630 Western Lane
Irmo, SC  29063

2.	6105 Trenton Lane North
Plymouth, MN  55442

3.	675 N. Wright Brothers Drive
Salt Lake City, UT  84116

4.	8619 South 137th Circle, Suite 3
Omaha, NE  68138

5.	9800 59th Avenue North
Plymouth, MN  55442

6.	9800 59th Avenue North
Minneapolis, MN  55442

7.	1125 Energy Park Drive, Suite 100
St. Paul, MN 55180

8.	6960 Madison Ave West
Golden Valley, MN 55427

Schedule D

Intellectual Property

United Kingdom
Canada

EXHIBIT A

REAFFIRMATION OF GUARANTY

The undersigned hereby acknowledges receipt of a copy of Amendment No. 3 to the Credit Agreement (the “Third Amendment”) dated as of May 30, 2008, and reaffirms its obligations under the Subsidiary Guaranty dated as of June 9, 2006 in favor of JPMorgan Chase Bank, National Association, as Administrative Agent, and the Lenders (as defined in the Third Amendment).

Dated as of May 30, 2008

                    SELECT COMFORT RETAIL CORPORATION

                    By  /s/ James C. Raabe
                    Name:  James C. Raabe
                    Title:  SVP and CFO